Pricing Supplement Dated November 19,1998                       Rule 424(b)(3)
(To Prospectus Dated July 29, 1998)                         File No. 333-59551

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Morgan Stanley Inc. as Principal
                             and Lehman Brothers Inc. as Agent
Principal Amount:            $100,000,000
Agent's Discount
  or Commission:             $175,000
Net Proceeds to Company:     $99,825,000
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  11/24/98
Maturity Date:               11/27/00
____________________________________________________________________________
Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each February 27, May 27, August 27, and November 27.
                        The first interest reset date will be
                        November 24, 1998.  The final reset date will be
                        August 27, 2000.
Interest Payment Dates: Each February 27, May 27, August 27, and November 27,
                        commencing February 27, 1999 and ending
                        November 27, 2000.
Index Maturity:         3 Month
Spread (+/-):           +.30%

Day Count Convention:
      /X/ Actual/360 for the period from  11/24/98 to 11/27/00
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal               /X/  Agent